EXHIBIT 3.21

State of Florida

Articles of Incorporation

Of

Worth Avenue Leasing Company

        FIRST: The corporate name that satisfies the requirements of Section 607.0401 is: Worth Avenue Leasing Company

        SECOND: The street address of the principal office of the corporation and its mailing address is: 27 Boylston St., Chestnut Hill, Massachusetts, 02467

        THIRD: The number of shares the corporation is authorized to issue is One Hundred (100) each with the par value of One Dollar and No Cents ($1.00).

        FOURTH: The street address of the initial registered office of the corporation is C/O C T CORPORATION SYSTEM, 1200 SOUTH PINE ISLAND ROAD, CITY OF PLANTATION, FLORIDA 33324, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.

FIFTH: The name and address of each incorporator is:

Salvina Amenta-Gray	c/o CT Corporation System 2 Oliver Street, Boston, Massachusetts 02109
Amy Berteletti	c/o CT Corporation System, Boston, Massachusetts 02109
Jean Kerrigan	c/o CT Corporation System, 2 Oliver Street, Boston, Massachusetts 02109

        The undersigned have executed these articles of incorporation this 14th day of September, 1998.

/s/ Salvina Amenta-Gray, Incorporator
/s/ Amy Berteletti, Incorporator
/s/ Jean Kerrigan, Incorporator

Acceptance by the Registered Agent of
Worth Avenue Leasing Company
as required in Section 607.0501

        C T Corporation System is familiar with and accepts the obligations provided for in Section 607.0505.

C T CORPORATION SYSTEM
Dated 14th day of September, 1998
/s/ Salvina Amenta-Gray Special Assistant Secretary (Title of Officer)